                            SCHEDULE 14C INFORMATION

               INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

/X/  Preliminary Information Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14C-5(D)(2))

/ /  Definitive Information Statement

                          CHART HOUSE ENTERPRISES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

/X/ No Fee required.

/ / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

          ----------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     5)   Total fee paid:

          ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

          ----------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No:

          ----------------------------------------------------------------------

     3)   Filing party:

          ----------------------------------------------------------------------

     4)   Date filed:

          ----------------------------------------------------------------------


---------------------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

                          CHART HOUSE ENTERPRISES, INC.

                               640 N. LaSalle St.
                                    Suite 295
                             Chicago, Illinois 60610
                                 (312) 266-1100

                              INFORMATION STATEMENT

                                  INTRODUCTION

     This information statement is being mailed or otherwise furnished to stockholders of Chart House Enterprises, Inc., a Delaware corporation, in connection with a proposed stockholder action by written consent of the holders of a majority of our outstanding shares of common stock and preferred stock to approve an amendment to our Restated Certificate of Incorporation, as amended (the "Amendment"). The purpose of the Amendment is to effect a reverse split (the "Reverse Stock Split") of our common stock, $.01 per share ("Common Stock") pursuant to which each six (6) shares of our Common Stock issued and outstanding as of the date of the stock split will be reclassified as and converted into one
(1) share of Common Stock immediately following the Reverse Stock Split.

     Our board of directors approved the Amendment on January __, 2002 and recommended that the Amendment be approved by our stockholders. Upon receipt of the requisite stockholder approval, the Amendment will become effective when filed with the Secretary of State of the State of Delaware. The Company anticipates that the filing of the Amendment will occur on or about February __, 2002.

     The Amendment requires the approval of holders of a majority of the outstanding shares of our Common Stock and our Series A Preferred Stock, $1.00 per share (the "Preferred Stock"), voting together as a single class. Under Delaware law, we are permitted to obtain approval of the Amendment by written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes that would be necessary to approve the Amendment at a meeting at which all shares entitled to vote thereon were present and voted. In order to eliminate the costs of and time involved in holding a special meeting of our stockholders, we have obtained the written consent of the holders of a majority of our Common Stock and Preferred Stock.

     Samstock, L.L.C., [The TCW Group, Inc.] and Dimensional Fund Advisors, Inc., who own in the aggregate _____________ shares of our Common Stock and ____________ shares of our Preferred Stock, representing approximately __% of our outstanding Common Stock and Preferred Stock, have indicated that they intend to give their written consent to the adoption of the Amendment described in this Information Statement. The effective date of the stockholder action approving the amendment is currently set for January __, 2002. Our board of directors has fixed the close of business on January __, 2002 as the record date for the determination of stockholders who are entitled to give consent and receive this information statement.

            This information statement is being sent to stockholders

                          on or about January __, 2002

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU

                      ARE REQUESTED NOT TO SEND US A PROXY

           The date of this information statement is January __, 2002

       AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO
                      EFFECT A 6 FOR 1 REVERSE STOCK SPLIT

     On January __, 2002, our board of directors voted unanimously to authorize and recommend that our stockholders approve a proposal to effect the Reverse Stock Split. Pursuant to the Reverse Stock Split, each six (6) of the outstanding shares of our Common Stock on the date of the Reverse Stock Split (the "Old Shares") will be automatically converted into one (1) share of our Common Stock (the "New Shares"). The Reverse Stock Split will not alter the number of shares of our Common Stock we are authorized to issue, but will reduce the number of shares of our Common Stock issued and outstanding. The Reverse Stock Split will become effective upon filing of the Amendment with the Delaware Secretary of State, but our Board of Directors reserves the right not to make such filing if it deems it appropriate not to do so.

PURPOSE AND EFFECT OF REVERSE STOCK SPLIT

     The purpose of the Reverse Stock Split is to increase the market price of our Common Stock to enhance our ability to satisfy the initial listing criteria of several national stock exchanges on which we are considering listing our Common Stock and Preferred Stock.

     On March 20, 2001, the NYSE notified us of our non-compliance with certain of its listing standards, based upon our having a total market capitalization of less than $50 million and stockholders' equity of less than $50 million. Under the rules of the NYSE, we submitted a plan advising the NYSE of the actions we intended to take to achieve compliance with the continued listing standards of the NYSE within 18 months from receipt of notice of non-compliance. Our plan was accepted on May 14, 2001 and since that date we have been subject to monitoring by the NYSE.

     Since the date of acceptance of our plan, the closing market price of our Common Stock has fallen below the continued listing standard of $1.00 per share. Based on our failure to satisfy this listing standard, as well as our continued inability to show compliance with the minimum market capitalization and minimum stockholders' equity listing standards, we were notified by the NYSE on December 12, 2001 of its intention to delist our Common Stock and our Preferred Stock.

     We are currently seeking to list the Common Stock and the Preferred Stock on another national stock exchange. The market price per share of our Common Stock is required to be in excess of its current market price in order to satisfy the initial listing standards of the exchanges on which we are currently considering listing our Common Stock and Preferred Stock. If we are unsuccessful in listing our shares on another national stock exchange, the Common Stock and the Preferred Stock would likely trade on the National Association of Securities Dealers' Over the Counter Bulletin Board market.

     The effect of the Reverse Stock Split upon the market price for our Common Stock cannot be predicted. There can be no assurance that the market price per New Share of our Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of Old Shares of our Common Stock outstanding resulting from the Reverse Stock Split.

     The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

     The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us or proportionate voting power, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will issue any stockholder who otherwise would have been entitled to receive a fractional share as a result of the Reverse Stock Split one share of our Common Stock. The Reverse Stock Split may result in certain of our stockholders owning "odd lots" (i.e., a number of shares of our common stock not divisible by 100). Stockholders owning "odd lots" may experience difficulty selling their shares in the open market.

     The Reverse Stock Split will have the following effects upon the number of shares of our Common Stock outstanding and the number of authorized and unissued shares of our Common Stock:

     . The number of shares owned by each holder of Common Stock will be reduced by the ratio of six (6) to one (1);

     . The number of shares of Common Stock we are authorized to issue will remain the same;

     .    The par value of the Common Stock will remain the same;

     . Approximately $99,000 will be transferred from Common Stock to Additional Paid-in Capital; and

     . All outstanding options entitling the holders thereof to purchase shares of Common Stock will enable such holders to purchase, upon exercise of their options, 16.67% of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options immediately preceding the Reverse Stock Split at the same aggregate price required to be paid therefor upon exercise thereof immediately preceding the Reverse Stock Split.

     The Reverse Stock Split will have no effect upon the number of shares of our Preferred Stock outstanding and the number of authorized and unissued shares of our Preferred Stock. However, the conversion rate of our Preferred Stock after the Reverse Stock Split will automatically decrease in proportion to the Reverse Stock Split ratio of six (6) to one (1), so that following the Reverse Stock Split, six (6) shares of Preferred Stock will be convertible into one (1) New Share. The voting rights of the Preferred Stock will also automatically adjust, with the result that each holder of Preferred Stock will have the right to vote on the basis of one vote for each New Share issuable upon conversion of the shares of Preferred Stock held by such holder.

MANNER OF EFFECTING THE REVERSE STOCK SPLIT

     The Reverse Stock Split will be effected by the filing of a Certificate of Amendment to our Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of

Delaware. The Reverse Stock Split will become effective on the date of filing the Certificate of Amendment unless we specify otherwise (the "Effective Date"). As soon as practicable after the Effective Date, we will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Old Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing the Old Shares, a stockholder will be entitled to receive a certificate representing the number of the New Shares into which his Old Shares have been reclassified as a result of the Reverse Stock Split. Stockholders should not submit any certificates until requested to do so. No new certificate will be issued to a stockholder until such stockholder has surrendered his outstanding certificates, together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing the Old Shares will be deemed for all corporate purposes after the Effective Date to evidence ownership of the New Shares in the appropriately reduced number.

NO RIGHTS OF APPRAISAL

     Under the laws of the State of Delaware, stockholders are not entitled to appraisal rights with respect to the Amendment to effect the Reverse Stock Split, and we will not independently provide stockholders with any such right.

VOTE REQUIRED

     The Amendment requires the approval of the holders of a majority of the outstanding shares of our Common Stock and our Preferred Stock on the record date, voting together and as a single class. Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote. Holders of our Preferred Stock are entitled to one vote for each share of Common Stock issuable upon conversion of the shares of Preferred Stock held of record by such holders. The holders of a majority of our outstanding shares of Common Stock and Preferred Stock have agreed to consent to the Amendment. The board of directors has fixed the close of business on January , 2002 as the record date for the determination of stockholders who are entitled to give consent and receive this information statement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK  SPLIT

     The following is a summary of certain material federal income tax consequences of the Reverse Stock Split, and does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split. It does not discuss any state, local, foreign or minimum income or other U.S. federal tax consequences. Also, it does not address the tax consequences to stockholders who are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non resident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.

EACH STOCKHOLDER SHOULD CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE STOCK SPLIT.

     No gain or loss should be recognized by a stockholder of the Company upon such stockholder's exchange of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis of the New Shares received in the Reverse Stock Split will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Stock Split.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of December 31, 2001, certain information with respect to each person or entity who is known by our management to be the beneficial owner of more than 5% of our outstanding shares of Common Stock or Preferred Stock:

                                                                                       Amount and Nature
                                                                                             of
                                           Name and Address                               Beneficial
Title of Class                           Of Beneficial Owner                              Ownership (1)      Percent of Class1
--------------                           -------------------                              ---------          -----------------
------------------------------------------------------------------------------- ------------------------------------------------
Common Stock            Samstock, L.L.C.                                                   4,367,084(2)             36.9%
                        Samstock/ZFT, L.L.C.                                               3,588,284(2)             30.3%
                        Samstock/Alpha, L.L.C.                                             3,588,284(2)             30.3%
                        F. Philip Handy, as Trustee of Blaine Trust                        3,588,284(2)             30.3%
                        F. Philip Handy                                                    3,611,529(2)             30.5%
                        (see footnote 2 below for addresses)

Common Stock            Metropolitan Life Insurance Co.                                    1,117,875(3)              9.4%
                        MetLife, Inc.
                        (see footnote 3 below for addresses)                               1,117,875                 9.4%

Common Stock            The TCW Group, Inc.                                                  736,900(4)               6.2%
                        Robert Day
                        (see footnote 4 below for addresses)                                 736,900(4)               6.2%

Common Stock            Dimensional Fund Advisors, Inc.
                        1299 Ocean Avenue, 11th Floor
                        Santa Monica, CA 90401                                               780,800(5)               6.6%


                                                                                       Amount and Nature
                                                                                             of
                                           Name and Address                               Beneficial
Title of Class                           Of Beneficial Owner                              Ownership (1)      Percent of Class1
--------------                           -------------------                              ---------          -----------------
------------------------------------------------------------------------------- ------------------------------------------------
Preferred Stock         EGI-Fund (01) Investors, L.L.C.
                        c/o Equity Group Investments, L.L.C.
                        Two North Riverside Plaza
                        Suite 600
                        Chicago, Illinois 60606                                            2,644,001(2)              67.1%

Preferred Stock         F. Philip Handy, as Trustee of Blaine Trust                           44,444(2)               1.1%
                        F. Philip Handy                                                        6,396(2)

                        (see footnote 2 below for addresses)

(1) The amounts of Common Stock and Preferred Stock beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

(2) The amount of shares beneficially owned by each referenced entity is set forth in the Schedule 13D/A dated July 5, 2001 or is based on information supplied to the Company by such entity. Pursuant to the terms of a Stockholder's Agreement dated October 1, 1997, as amended, among the referenced entities and certain other individuals, each entity/Stockholder and certain other individuals appointed Samstock, L.L.C., its true and lawful attorney and proxy during the period of such Stockholder's Agreement, to appear for, represent, and vote the shares held by each entity/Stockholder, as defined in the Stockholder's Agreement, subject to the voting restrictions contained in such Stockholder's Agreement. 778,800 of the shares listed as beneficially owned by Samstock, L.L.C. and 23,245 of the shares listed as beneficially owned by F. Philip Handy are not subject to the terms of the Stockholder's Agreement. The addresses for these entities are as follows: Samstock, L.L.C., Samstock/ZFT, L.L.C. and Samstock/Alpha, L.L.C., c/o Equity Group Investments, L.L.C., Two North Riverside Plaza, Suite 600, Chicago, IL 60606; and F. Philip Handy, both individually and as Trustee of Blaine Trust, 222 West Comstock, Winter Park, FL 32789. The filing of the Schedule 13D/A shall not be construed as an admission that any referenced entity is the beneficial owner of all such shares.

(3) The amount of shares beneficially owned is set forth in the Form 13F filed with the SEC on November 14, 2001. Pursuant to a Schedule 13G/A filed with the SEC for calendar 2001, Metropolitan Life Insurance Company and MetLife, Inc. have shared voting and dispositive power of the shares reported herein. The address for these entities is One Madison Avenue, New York, NY 10010-3690.

(4) The amount of shares beneficially owned is set forth in the Schedule 13G/A filed with the SEC for calendar year 2001 or is based on information supplied to the Company by such entity. Pursuant to the Schedule 13G/A filed with the SEC for calendar year 2001, The TCW Group,

Inc. and Robert Day have shared voting and dispositive power of the shares reported herein. The address for The TCW Group, Inc. and Mr. Day is 865 South Figueroa Street, Los Angeles, CA 90017.

(5) The amount of shares beneficially owned is set forth in the Schedule 13G/A filed with the SEC for calendar year 2001 or is based on information supplied to the Company by such entity. Pursuant to the Schedule 13G filed with the SEC for calendar 2001, Dimensional Fund Advisors, Inc. is an Investment Advisor registered under Section 203 of the Investment Act and furnishes advice to four investment companies registered under the Investment Act and serves as investment manager to certain other investment vehicles, including co-mingled group trusts. In its role as investment advisor and manager, Dimensional possesses both voting and investment power. All shares reported herein are owned by the investment companies or vehicles and Dimensional disclaims beneficial ownership of such shares.

                        SECURITY OWNERSHIP BY MANAGEMENT

     The following table sets forth, as of December 31, 2001, information concerning the number of shares of the Company's Common Stock and Preferred Stock, and options to purchase Common Stock that are currently exercisable, or exercisable within 60 days of the date of this table, beneficially owned by each of the directors, the Chief Executive Officer and each of our four most highly compensated executive officers during 2001 and all directors and executive officers as a group.


                                                                                      Amount and Nature
                                                                                            of
                                           Name and Address                              Beneficial
Title of Class                           Of Beneficial Owner                              Ownership (1)      Percent of Class1
--------------                           -------------------                              ---------          -----------------
--------------------------------------------------------------------------------------------------------------------------------

Common Stock            Barbara R. Allen                                                    16,671(2)               *

Common Stock            Linda Walker Bynoe                                                  31,056(2)               *

Preferred Stock         Linda Walker Bynoe                                                   2,088                  *

Common Stock            William M. Diefenderfer III                                         83,760(2)(3)            *

Common Stock            Jeffrey D. Klein                                                         0                 --

Common Stock            Robert A. McCormack                                                  9,906                  *

Common Stock            Stephen Ottmann                                                     43,428(2)(4)            *

Common Stock            Thomas J. Walters                                                  246,260(2)               2.0%

Common Stock            Kenneth R. Posner                                                   20,000                  *

Preferred Stock         Kenneth R. Posner                                                   10,100                  *

Common Stock            Samuel Zell                                                      4,157,402(2)(5)           35.1%

Preferred Stock         Samuel Zell                                                      2,644,001(6)              67.1%

Common Stock and        All directors and executive officers as a group (9
Preferred Stock         persons)                                                         7,264,672                 45.3%


-------------------------

* Less than one percent.

(1) The amounts of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

(2) Includes shares of Common Stock which may be acquired pursuant to options which are exercisable within 60 days of December 31, 2002 as follows: Ms. Allen (2,500); Ms. Walker Bynoe (2,500); Mr. Diefenderfer (5,000); Mr. Ottmann (2,500); Mr. Zell (2,500); and Mr. Walters (246,250). Also includes shares of Common Stock issuable upon vesting of stock units pursuant to the 2000 Nonemployee Director Equity Compensation Plan within 60 days of December 31, 2001 as follows: Ms. Allen (3,302), Ms. Walker Bynoe (3,302); Mr. McCormack (3,302), and Mr. Ottmann (3,302).

(3) Includes 44,555 shares owned directly by Mr. Diefenderfer, 4,055 shares owned by Mr. Diefenderfer in an individual retirement account, 720 shares owned in a supplemental executive retirement plan, 4,650 shares owned as Custodian for a son, 2,100 shares owned by an independent trustee for the benefit of Mr. Diefenderfer's two sons, and 22,680 shares owned by his wife. Mr. Diefenderfer disclaims beneficial ownership of the 22,680 shares owned by his wife.

(4) Includes 4,348 shares owned indirectly by Mr. Ottmann as trustee under a revocable trust.

(5) Includes 3,250,172 shares owned by Samstock, L.L.C., 705,808 shares owned by Samstock/ZFT, L.L.C., 198,203 shares owned by Samstock/Alpha, L.L.C. and 719 shares owned by SZRT, L.L.C. 2,471,372 of the shares owned by Samstock, L.L.C., the 705,808 shares owned by Samstock/ZFT, L.L.C. and the 198,203 shares owned by Samstock/Alpha, L.L.C. are subject to a Stockholder's Agreement. Pursuant to the Stockholder's Agreement among these noted entities, each entity/Stockholder appointed Samstock, L.L.C. its true and lawful attorney and proxy during the period of said Stockholder's Agreement, to appear for, represent, and vote the shares held by each Stockholder, as defined in the Stockholder's Agreement, subject to the voting restrictions contained in said Agreement.

(6) Includes 2,644,001 shares owned by EGI-Fund (01) Investors, L.L.C.




                                      By Order of the Board of Directors

                                      By: /s/ Kenneth R. Posner
                                          ------------------------
                                              Kenneth R. Posner
                                              President, Chief Financial Officer
                                              and Secretary

_______________, 2002
Chicago, Illinois